Exhibit 99.10

Abstract 2627

Healthcare Resource Utilization and Costs Among Patients with Myelodysplastic Syndrome Who Failed 1st-Line Therapy

Christopher R Cogle, MD(1), Sudipto Mukherjee, MD, MPH(2), Tanya GK Bentley, PhD(3), Michael S Broder, MD, MSHS(3), Eunice Chang, PhD(3), Moira E. Lawrence, PhD(4), Thomas J. McKearn, MD, PhD(4), Scott Megaffin(4), Rita Percy(4), Michael E. Petrone, MD, MPH(4) and Gordon H Sun, MD, MS(3)

(1)University of Florida, Gainesville, FL;

(2)Cleveland Clinic Foundation, Cleveland, OH;

(3)Partnership for Health Analytic Research, LLC, Beverly Hills, CA;

(4)Onconova Therapeutics, Inc., Newtown, PA

Background: The myelodysplastic syndromes (MDS) are a heterogeneous group of clonal hematopoietic malignancies that primarily affect older adults. Although first-line therapies are available for treating MDS, the majority of patients will not achieve clinical improvements and nearly all MDS patients suffer from refractory disease. The health resource burden of MDS patients who fail first-line therapies is unknown, but estimated to exceed $24,000 (Craig et al, Leuk Res 2011).

Methods: To more accurately estimate burden, we examined healthcare resource utilization (HRU) and costs in MDS patients before and after failure of 1st line therapy with hypomethylating agents (HMAs) azacitidine and decitabine. We conducted a retrospective cohort study of US commercial health insurance claims data to describe, among patients considered to have failed initial HMA treatment, the economic burden and health resource utilization associated with MDS. We identified patients with an MDS-associated medical claim (ICD-9-CM diagnosis codes 238.7x) using an HMA in the identification (ID) period (1/1/2009—12/31/2011).

The index date was the date on which patients were defined as eligible for 2nd-line therapy (ie, initiated HMA treatment but then stopped treatment for > 2 months, switched to another HMA, or > 7 months of using the same HMA). Patients were followed for > 6 months after they became candidates for 2nd-line treatment. Outcomes of interest included MDS-specific and overall HRU and costs. HRU included physician office visits, emergency department (ED) visits, hospitalizations, and hospital length of stay. MDS-related events were defined as claims with a primary diagnosis of MDS, acute myeloid leukemia, anemia, neutropenia, thrombocytopenia, or pancytopenia. We examined outcomes during the 1 year before and 6 months immediately after the index date.

Results: We identified 402 MDS patients who failed 1st-line therapy. Mean age was 72.9 years; 39.8% were female. Mean Charlson comorbidity index was 3.6, and patients had a mean of 6.8 chronic conditions. Three hundred eighty- six (96.0%) patients had a cytopenia (e.g., anemia, neutropenia, etc.).

During the 1 year prior to 1st-line treatment failure, the 402 patients in the cohort had a mean 42.7 MDS-specific office visits. Patients with > 1 MDS-specific ED visit comprised 7.7% of the cohort; 3.0% had an ED visit due to hemorrhage, and 4.2% due to infection. Patients with > 1 MDS-specific hospitalization comprised 29.6% of the cohort; 3.0% were hospitalized due to hemorrhage, and 8.7% due to infection. Mean length of stay for MDS-specific hospitalizations was 8.7 days. Mean MDS-specific healthcare costs totaled $80,673, or 63.4% of total costs. MDS- specific treatment accounted for 60.2% of MDS-specific costs, including those for chemotherapy and hematologic supportive care agents such as erythropoietin-stimulating agents, growth factors, and blood transfusions.

During the initial 6 months after 1st-line treatment failure, the 402 patients in the cohort had a mean 18.9 MDS-specific office visits. Patients with > 1 MDS-specific ED visit comprised 6.7% of the cohort; 1.0% had an ED visit due to hemorrhage, and 2.5% due to infection. Patients with > 1 MDS-specific hospitalization comprised 16.9% of the cohort; 1.0% was hospitalized due to hemorrhage, and 6.0% due to infection. Mean length of stay for MDS-specific hospitalizations was 12.9 days. Mean 6-month MDS-specific healthcare costs totaled $45,564, or 59.2% of total costs. MDS-specific treatment accounted for 46.3% of MDS-specific costs.

Conclusions: The healthcare and economic burden of illness of MDS patients is substantial after 1st-line HMA treatment failure. The costs of care of commercially insured MDS patients in this study were approximately 3 times higher than previously published costs in Medicare patients.